Exhibit 23.1

CONSENT OF INDEPENDENT REGSITERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-173279, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement No. 333-142848 on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements of PICO Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 1, 2013